Exhibit 99.4
[Originally filed as Exhibit 10.1 to the Current Report on Form 8-K of Sovereign Bancorp, Inc., SEC File No. 001-16581, filed on
October 13, 2006]
Exhibit 10.1
RETIREMENT — RESIGNATION AND TRANSITION AGREEMENT
          This RETIREMENT—RESIGNATION AND TRANSITION AGREEMENT (“Agreement”) is by and between Sovereign Bancorp, Inc. (“Bancorp”), a Pennsylvania corporation, and Sovereign Bank (“Bank,” and, collectively, with Bancorp, “Sovereign”), a Federal Savings Bank organized and existing under the laws of the United States, and Jay S. Sidhu (“Executive”), an individual residing in the Commonwealth of Pennsylvania. This Agreement is entered into as of October 10, 2006.
          WHEREAS, Executive has been employed by Bancorp in the capacity of President and Chief Executive Officer and by Bank in the capacity of Chief Executive Officer under the Employment Agreement dated March 1, 1997 (the “Employment Agreement”); and
          WHEREAS, Executive has also served as Chairman of the Boards of Directors of Bancorp and Bank (the “Boards”) and as an officer and director of various direct and indirect subsidiaries and controlled affiliates (collectively, the “Subsidiaries”) of Bancorp and Bank; and
          WHEREAS, Executive has announced Executive’s intention to resign and retire from Sovereign and the Subsidiaries; and
          WHEREAS, Sovereign desires to provide for the orderly separation of Executive and a smooth transition of the position of Chief Executive Officer; and
          WHEREAS, Sovereign believes it is in the best interests of Sovereign and all of its stakeholders to enter into this Agreement.
          NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, Executive, Bancorp and Bank agree as follows:
     1. Resignation and Retirement; Board Position. The parties acknowledge that, effective on October 10, 2006 (the “Resignation and Retirement Date”), Executive resigned and retired (i) as an employee of Bancorp and as its President and Chief Executive Officer, (ii) as an employee of Bank and as its Chief Executive Officer, (iii) from all other positions Executive currently holds as an employee, officer and director (except as set forth below) of Sovereign and each of its Subsidiaries, and (iv) from Executive’s position as a director of Banco Santander Central Hispano, S.A., effective December 31, 2006. Executive shall continue as non-executive Chairman and a director of Bancorp through December 31, 2006 (the “Departure Date”) and shall have such duties as shall be prescribed by the Bancorp Board from time to time and thereafter as Special Advisor to the Bancorp Board through October 10, 2009 and shall have such duties as shall be prescribed by the Bancorp Board from time to time. As non-Executive Chairman, Executive’s duties shall be limited to (i) presiding as Chairman over meetings of Board of Directors of Bancorp and the Bank, (ii) at the direction of both co-lead directors, calling special meetings of the Boards of Directors of Bancorp and the Bank or committees thereof, and (iii) at the direction of both co-lead directors, establishing agendas for meetings of the Boards of Directors of Bancorp and the Bank or committees thereof. The Executive agrees that, the bylaws of Bancorp and the Bank notwithstanding, he will not engage in any other acts as Chairman unless so directed by Board action, including but not limited to either supervising or directing the Chief Executive Officer or performing the duties of Chief Executive Officer if such officer is legally incapable of performing such duties.
     2. Consulting to Board of Directors. For a period of three (3) years after the Resignation and Retirement Date (the “Transition Period”), Executive shall consult with Bancorp Board when and as reasonably requested by the Bancorp Board or its designee, as follows:
     (a) Duration. Executive’s duties shall not exceed 40 hours per month of consultation by Executive, which shall be performed at such times and from such locations that are mutually acceptable to Executive and the Bancorp Board.
     (b) Duties. Executive’s duties shall include: (i) representing Sovereign with key community, civic, charitable and industry constituents, (ii) consulting with the Bancorp Board and its officers, as and when requested by the Bancorp Board, regarding corporate development strategy and mergers and acquisitions, and (iii) assisting Bancorp with respect to customer relations, bank regulatory and related matters. During the Transition Period, in connection with the performance of such services, Executive shall have the title of Special Advisor to the Board of Directors.
     (c) Manner of Performance. In connection with providing services hereunder, Executive shall comply in full with all applicable law, and rules and regulations and with

Sovereign’s Code of Conduct (including the following documents: (i) the Sovereign Bancorp, Inc. Code of Conduct and Ethics, (ii) the Sovereign Bancorp, Inc. Policy on Personal Securities Transactions, and (iii) the policies and procedures related to employment of Team Members by Sovereign or a Subsidiary set forth in the Sovereign Bank Team Member Handbook) during the Transition Period. Executive may engage in activities on Executive’s own behalf or on behalf of entities other than Sovereign or any Subsidiary, including, but not limited to, private equity firms or investment funds or hedge funds (subject to the restrictive covenants set forth in this Agreement, including those set forth in Sections 10 and 11), and may allocate Executive’s time between Executive’s obligations under this Agreement and such other activities in any manner Executive deems appropriate, so long as Executive’s obligations under this Agreement are satisfied.
     (d) Status as Independent Contractor. During the Transition Period, Sovereign will retain Executive in the capacity of an independent contractor and not as an employee or agent of Sovereign or any Subsidiary and neither will represent otherwise to any third party.
     (e) Compensation as Consultant. In consideration for Executive’s services as a consultant to the Bancorp Board, Bancorp shall make the following payments to, and distributions for the benefit of, Executive:
          (i) Consultant Fees. During the Transition Period, Sovereign shall pay Executive at the rate of $40,000 per month for services performed as a consultant, payable in arrears on the 10th day of each month beginning November 10, 2006. For the avoidance of doubt, such compensation shall be in addition to any compensation to which Executive is entitled for his services as a director of Bancorp. At Executive’s election and written notice to Sovereign, Executive may terminate the services as a consultant and as of such termination date (i) the monthly payments described above shall cease and (ii) Executive shall be relieved of his obligations under the Sovereign Bancorp, Inc. Policy on Personal Securities Transactions and on any other restriction on his ability to buy or sell Sovereign securities.
          (ii) Expenses. Sovereign shall reimburse Executive, in accordance with Sovereign’s then-current travel and business expense policy, for all reasonable out-of-pocket expenses incurred by him in connection with the performance of Executive’s services during the Transition Period within thirty (30) days following Executive’s delivery of an accounting of those expenses to Sovereign.
     3. Compensation Until the Resignation and Retirement Date. Executive shall continue to receive Executive’s current salary paid in the normal course, and other compensation and benefits to which Executive is entitled in Executive’s current position (but not including any accrued but unpaid bonus) with Sovereign to the Resignation and Retirement Date. On the Resignation and Retirement Date, Executive shall also be compensated for all earned but unused vacation, if any, consistent with Sovereign’s vacation policies.
     4. Payments and Benefits Due To Resignation and Retirement.
          (a) Severance Payment. Pursuant to the terms of the Employment Agreement, Sovereign shall make a lump sum cash payment to Executive in the amount of $10,544,008 which equals to the present value (based on an annual interest rate of 5.5%) of $12,084,167 paid in 60 monthly installments, which the parties agree is the amount due under the Employment Agreement, which amount shall be paid within five business days of the Resignation and Retirement Date.
          (b) Medical Benefits. For a period of sixty (60) months following the Resignation and Retirement Date, the Executive shall receive a continuation of all life, disability, and medical insurance and other normal benefits in effect with respect to Executive and dependents at any time during the two (2) years prior to Executive’s Resignation and Retirement Date, or, if Sovereign cannot provide such benefits because the Executive is no longer an employee, a dollar amount equal to the cost to the Executive of obtaining such benefits (or substantially similar benefits). Notwithstanding the preceding sentence, however, Sovereign shall not be required to continue to provide any specific benefit in the event the Executive secures substantially similar coverage through other employment (at the employer’s cost). Executive agrees to promptly advise Sovereign in the event the provisions of the preceding sentence become operable.
          (c) Equity Grants and Special Payment. At various times during Executive’s employment, Executive was granted options to purchase Sovereign common stock, awarded restricted stock, and awarded performance units (the “Equity Grants”) as set forth on the records of Sovereign. In recognition of Executive’s role in building Sovereign and in consideration for Executive’s resignation from the Boards and from the position as a director of Banco Santander Central Hispano, S.A., an accord and satisfaction of his Employment Agreement and for a number of further other concessions and accommodations made by Executive, Sovereign agrees, that (i) Executive’s resignation from employment on the Resignation and Retirement Date will be treated as a retirement for purposes of the Equity Grants and (ii) Sovereign will take all action necessary to assure that no such Equity Grant expires upon resignation and retirement and to accelerate the vesting of any unvested portion of Equity Grants with respect to all Equity Grants other than the awards of 26,686 shares of restricted stock under the Sovereign Bancorp, Inc. 2004 Broad-Based Stock Incentive Plan. All other terms and provisions of the Equity Grants as set forth in the applicable agreements reflecting those Equity Grants will remain in full force and effect. To the extent any of the foregoing actions require the amendment of outstanding agreements for the Equity Grants, by execution of this Agreement, Executive consents to such amendments. Pursuant to this Section 6(c), Executive shall also be paid a lump sum cash payment of $1,000,000, which amount shall be paid within five days of the Resignation and Retirement Date.
          (d) Supplemental Retirement Plans. Executive and Sovereign acknowledge and agree: (i) that Executive is fully vested under the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (“EERP”) and the Sovereign Bancorp, Inc. Supplemental Executive Retirement Plan (“SERP”) (collectively the “Supplemental Plans”); (ii) no additional benefits shall accrue under the Supplemental Plans or under the pension make-whole provision set forth in Section 6(c) of the Employment Agreement after the Resignation and Retirement Date; (iii) that current present value of all benefits accrued under Section 6(c) of the Employment Agreement and the Supplemental Plans (under the actuarial assumptions used consistently under the Supplemental Plans), as of the Resignation and Retirement Date is $22,448,671; and (iv) that, subject to the provisions of Section 27 hereof, all benefits accrued under the Supplemental Plans shall be paid to him in the form of a single payment on or before November 30, 2006. Executive acknowledges and agrees that no other benefits shall accrue to him and no other payments shall be made to him with respect to the Supplemental Plans.
          (e) Deferred Compensation Plans. With respect to the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan (frozen December 31, 1999) and the Bonus Recognition and Retention Program (collectively the “Deferred Comp. Plans”), Executive and Sovereign acknowledge and agree: (i) that Executive is fully vested under the Deferred Comp Plans; (ii) that no additional amounts shall be credited to Executive’s account under the Deferred Comp Plans; (iii) that distributions shall be made in accordance with the terms of the Deferred Comp Plans. Executive acknowledges and agrees that no other amounts shall accrue to him under the Deferred Comp Plans.

          (f) Retirement Plan. Executive and Sovereign acknowledge and agree that Executive is a participant in the Sovereign Bancorp, Inc. Retirement Plan, and that Executive’s benefits under such plan shall be determined in accordance with the terms and conditions of such plan and any election related thereto.
          (g) No Additional Benefits. Executive acknowledges and agrees that except as expressly provided herein, Executive’s coverage under any benefit plan, program, policy or arrangement sponsored or maintained by Sovereign shall cease and be terminated as of the Resignation and Retirement Date. Executive further acknowledges and agrees that no payment made by Sovereign pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or compensation.
     5. Death or Disability. In the event that Executive dies or becomes disabled prior to the Resignation and Retirement Date, Executive’s heirs, representatives or Executive’s estate shall be entitled to the compensation and benefits described in Section 4.
     6. Director Compensation. From and after the Resignation and Retirement Date and for the period through and including the Departure Date, Executive shall be paid for Executive’s services as a director on the Bancorp Board in a lump sum cash payment equal to $36,000 payable on the Departure Date.
     7. Release. Executive shall execute the release attached hereto as Exhibit A on the Resignation and Retirement Date (the “Release”).
     8. No Admissions; No Knowledge of Claim. By entering into this Agreement, neither Sovereign nor Executive in any way admits that it or Executive has treated the other unlawfully or wrongfully in any way. Neither this Agreement, nor the implementation thereof, shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by Sovereign or Executive of any violation of, or failure to comply with, any rule, regulation or order or any Sovereign policy or Code. Executive agrees that this section does not preclude introduction of this Agreement by Sovereign to establish that all of Executive’s claims against Sovereign and the Subsidiaries relating to the subject matter hereof were settled, compromised and released according to the terms of this Agreement. Sovereign agrees that this section does not preclude introduction of this Agreement by Executive to establish that all of Sovereign’s claims against Executive relating to the subject matter hereof were settled, compromised and released according to the terms of this Agreement. Sovereign agrees that as of the date of this Agreement, Sovereign has not and does not intend to assert any claim against Executive in his capacity as director and officer and has no knowledge or knowledge of any facts that would reasonably be expected to result in a claim. Executive represents and warrants that, as of the date of this Agreement, there are no facts or circumstances which require Sovereign to file any information required under Item 5.02(a) of Current Report on Form 8-K with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended.
     9. Termination of Employment Agreement. Executive agrees that the execution of this Agreement and payments made thereunder shall constitute satisfaction in full of Sovereign’s obligations under, and the extinguishment and termination of, the Employment Agreement and, effective on the Resignation and Retirement Date, the Employment Agreement shall terminate, provided however, that Sections 6(d) and 9 of the Employment Agreement shall survive and remain in force through the five year period beginning on the Resignation and Retirement Date and Section 8 of the Employment Agreement shall survive and remain in force as specified in Section 10(a) of this Agreement.
     10. Covenants of Executive. As an inducement to Sovereign to enter into this Agreement, Executive agrees as follows:
          (a) Non-Competition. The non-competition provisions of Section 8 of the Employment Agreement shall survive the termination of the Employment Agreement and apply to Executive for the period commencing on the date of this Agreement and ending on the earlier of (i) October 10, 2011 or (ii) the date of a Change in Control of Sovereign occurring after the effective date of this Agreement (as defined in the Sovereign Bancorp, Inc. 2004 Broad-Based Stock Incentive Plan) occurring on or after the date hereof; provided however, nothing set forth in such non-competition provisions shall restrict Executive from engaging, directly or indirectly, for his own account or as an agent, consultant, employee, partner, officer, director, or investor with respect to any investment company or private equity, hedge, or similar fund (a “Financial Services Fund”) which makes portfolio or similar investments in, or provides services to, entities in the financial services sector (a “Financial Services Entity”), if (x) the ownership interest by the Financial Services Fund in the Financial Services Entity represents less than 5% of the total outstanding voting power of the Financial Services Entity, or (y) the Financial Services Entity does not have a substantial percentage of its loans or deposits in, and/or does not have a substantial physical or economic presence in the Non-Competition Area (as defined in the Employment Agreement); further provided, however, that nothing set forth in this Agreement shall be construed as expanding the geographic coverage of the provisions of Section 8 of the Employment Agreement beyond the Non-Competition Area.
          (b) Non-Disclosure. Executive shall not, for a period commencing on the date of this Agreement and ending on October 10, 2011, disclose or permit the disclosure of any such confidential and proprietary business information or trade secrets of Sovereign, including but not limited to, client and customer information and financial information, to any person other than a person employed by Sovereign or engaged by Sovereign to render professional services to Sovereign under circumstances requiring such person to adhere to an obligation of confidentiality with respect to Sovereign, except as such disclosure may be required by statute, regulation or judicial or administrative order, in which case Executive shall provide Sovereign prior written notice of such requirement and an opportunity to contest the same. The term “confidential information” shall not include any information which, at the time of disclosure, is in the public domain through no breach by Executive of Executive’s obligation of confidentiality. Executive shall not take with him any document belonging to Sovereign or any of its affiliates which is of a confidential or proprietary nature relating to Sovereign or any such affiliate.
          (c) Non-Solicitation. For a period commencing on the date of this Agreement and ending on October 10, 2011, Executive shall not, either directly or indirectly, through one or more intermediaries or otherwise, on Executive’s own behalf or on behalf of any other person or entity, employ, solicit, induce, recruit, encourage, advise, or counsel any employee or agent of Sovereign or any of the Subsidiaries to leave their employment, or take away such employees or agents or attempt to solicit, induce, recruit, encourage, or take away such employees or agents.
          (d) Company Remedies. In the event of any breach by Executive of Executive’s obligations under this Section 10, Executive agrees that Sovereign is entitled to pursue the remedies referenced in Section 9 of the Employment Agreement.

     11. Mutual Non-Disparagement. Sovereign agrees, except as may be required by law, to refrain from making or publishing any statements, claims, allegations or assertions which it believes have or may reasonably be expected to have the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of Sovereign or any of the Subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. The parties agree that nothing in this Section 11 or in Section 10(b) shall preclude either party or any other person referenced in this Section 11 from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights under this Agreement in accordance with the dispute provisions specified in Section 14 hereof.
     12. Return of Property. Concurrently with the Departure Date, Executive shall deliver to a designated Sovereign representative all records, documents, hardware, software, and all other Sovereign property and all copies thereof in Executive’s possession. Executive acknowledges and agrees that all such materials are the sole property of Sovereign and will certify in writing to Sovereign at the time of termination that Executive has complied with this obligation. Notwithstanding the foregoing, Executive shall be provided with company provided computer equipment and information technology support in accordance with Section 2(d) herein.
     13. Sovereign’s Default in Payment. If Sovereign defaults in timely payment on the due date of any payment or amount due under this Agreement, Executive shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of Sovereign. Sovereign shall have thirty (30) days after the receipt of such a notice of default to cure any payment default.

     14. Arbitration. Sovereign and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association (“Association”) in Philadelphia, Pennsylvania. Sovereign or Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association shall designate a single arbitrator to conduct the proceeding, but Sovereign, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Sovereign, and the Executive, shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.
     15. Legal Expenses. Sovereign shall pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in connection with the execution and delivery of this Agreement and in seeking to obtain or enforce any right or benefit provided by this Agreement.
     16. Assignment. This Agreement shall not be assignable by any party hereto, except by Bancorp and the Bank to any successor in interest to the respective businesses of Bancorp and the Bank.
     17. Entire Agreement. This Agreement, together with the Exhibits A and B attached hereto and such portions of the Employment Agreement that expressly survive the execution hereof, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.

     18. Successors, Binding Agreement.
          (a) Bancorp and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Bancorp and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Bancorp and the Bank would be required to perform it if no such succession had taken place. Failure by Bancorp and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement. As used in this Agreement, “Bancorp” and the “Bank” shall mean Bancorp and the Bank as hereinbefore defined and any successor to the business and/or assets of Bancorp and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.
     19. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
     20. Notices. All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in Sovereign’s records. Notices sent to Sovereign should be directed to the attention of both its Chief Executive Officer and General Counsel.
     21. Counterpart Agreements. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

     22. Governing Law. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.
     23. Jurisdiction and Venue. This Agreement shall be deemed performable by all parties in, and venue shall exclusively be in the state or federal courts located in Pennsylvania. Executive and Sovereign hereby consent to the personal jurisdiction of these courts and waive any objection that such venue is objectionable or improper.
     24. No Waiver. Sovereign’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.
     25. Binding Effect of Agreement. This Agreement shall be binding upon Executive, Sovereign and their heirs, administrators, representatives, executors, successors and permitted assigns. Notwithstanding the foregoing, the payment obligations of the Bank hereunder shall be limited to its obligations set forth in the Employment Agreement.
     26. Taxes and Withholding. To the extent required by the federal and applicable state income tax laws and regulations, Sovereign shall withhold and deduct from compensation during the Transition Period all required withholding and deductions.
     27. Application of Section 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied in a manner that is consistent with Section 409A of the Internal Revenue Code of 1986, as amended and any guidance issued by the United States Treasury Department thereunder. This means that, unless the parties shall otherwise agree, (i) to the extent that any amount payable in connection with the termination of Executive’s employment can not be paid until six months following such termination to avoid subjecting Executive to the additional income taxes imposed under such Section 409A, such payments will be so delayed and paid, with interest at the short-term applicable federal rate, as in effect at the Resignation and Retirement Date, in a single lump sum payment six months thereafter and (ii) that, with respect to medical benefits and other welfare benefits, Executive shall bear the full cost of such benefits for six months following such Resignation and Retirement Date (unless guidance issued by the United States Treasury Department permits benefit continuation through such six month period), and Bancorp shall continue to provide such benefits to Executive and his eligible dependents for the period that they would otherwise have been provided, starting on the six month anniversary of the Resignation and Retirement Date.
     The parties have duly executed this Agreement as of the date first written above.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOVEREIGN BANCORP, INC.
/s/ P. Michael Ehlerman
By: P. Michael Ehlerman
Chairman, Bancorp Board Compensation Committee

/s/ Brian Hard
By: Brian Hard
Chairman, Bancorp Board Audit Committee

SOVEREIGN BANK
/s/ P. Michael Ehlerman
By: P. Michael Ehlerman

/s/ Brian Hard
By: Brian Hard

EXECUTIVE
/s/ Jay S. Sidhu
By: Jay S. Sidhu

Exhibit A
ACCORD AND SATISFACTION AND RELEASE
     This ACCORD AND SATISFACTION AND RELEASE (“Release”) is entered into as of this 10th day of October, 2006 (the “ Effective Date “), by and between Sovereign Bancorp, Inc. (“Bancorp”), a Pennsylvania corporation, and Sovereign Bank (“Bank” and collectively, with Bancorp, “Sovereign”), a Federal Savings Bank organized and existing under the laws of the United States, and Jay S. Sidhu (“Executive”), an individual residing in the Commonwealth of Pennsylvania.
     WHEREAS, this Release is executed pursuant to Section 7 of the Severance and Transition Agreement dated as of October 10, 2006, by and between Sovereign and Executive (the “ Agreement “).
     1. Executive’s Release. In consideration of the promises, covenants and other valuable consideration provided by Sovereign in the Agreement, Executive, for himself and for his representatives, executors, administrators, heirs and assigns, hereby unconditionally releases, satisfies and discharges Sovereign and the Subsidiaries, and its and their current and former employees, officers, agents and directors in their capacities as such (collectively referred to as “ Released Parties “) from any and all claims, causes of action, demands, losses, obligations, liabilities, damages, judgments, costs, expenses (including attorneys’ fees) of any nature whatsoever, known or unknown, contingent or non-contingent (collectively, “ Claims ”), that Executive had, has or will have arising from, or connected with, any act, omission, deed or event occurring up to the Effective Date, including but not limited to Claims (i) related to Executive’s employment or other relationship with Sovereign and separation or termination of such employment or other relationship, (ii) under any federal or state law, including without limitation Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Americans with Disabilities Act, but excluding the Age Discrimination in Employment Act of 1967, (iii) under federal or state common law, and (iv) under any agreement, whether written or oral, including the Employment Agreement. However, Executive does not discharge or release: any

Claims under the Agreement; Executive’s right to indemnification or advancement of expenses under any agreement, Sovereign’s articles of incorporation, charter or bylaws, any insurance policy or applicable law; or Claims against any Released Party arising from events in which the Released Party was not acting as an employee, officer, agent or director of Sovereign or any Subsidiary.
     2. No Claims Against Released Parties. Executive warrants and represents that, to the full extent permitted by law, Executive has not and will not bring or assign any Claim or action against Sovereign or any of the Released Parties that is released by Executive under Section 1 of this Release. Executive agrees that if Executive brings or assigns any such Claim or action, Executive shall pay all costs and expenses, including reasonable attorneys’ fees, incurred by Sovereign or the Released Parties in dismissing or defending the action or lawsuit. Nothing in this provision, however, shall be interpreted to prevent Executive from bringing a Claim or action to enforce the terms of the Agreement or to bring a Claim or action which is not released under Section 1 of this Release.
     3. Breach of this Release. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, Sovereign shall be entitled to injunctive relief to enforce this Release and Executive shall be responsible for paying Sovereign’s costs and attorneys’ fees incurred in enforcing this Release.
     4. Severability. If any provision of this Release is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
     5. Counterpart Agreements. This Release may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.
BY SIGNING THIS RELEASE, EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS RELEASE, THAT HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE IS ENTERING INTO IT VOLUNTARILY. HE FURTHER ACKNOWLEDGES THAT HE IS AWARE OF HIS RIGHTS TO REVIEW AND CONSIDER THIS RELEASE WITH AN ATTORNEY AND THAT BEFORE SIGNING THIS RELEASE, HE HAS THOROUGHLY DISCUSSED ALL ASPECTS OF THIS RELEASE WITH

COUNSEL OF HIS CHOOSING. HE ALSO ACKNOWLEDGES THAT HE WILL BE RECEIVING BENEFITS THAT HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE EXCEPT BY VIRTUE OF HIS ENTERING INTO THIS RELEASE AND THE AGREEMENT.
     The parties, intending to be legally bound, have duly executed this Release as of the Effective Date first written above.

SOVEREIGN BANCORP, INC.
/s/ P. Michael Ehlerman
By: P. Michael Ehlerman
Chairman, Bancorp Board Compensation Committee

/s/ Brian Hard
By: Brian Hard
Chairman, Bancorp Board Audit Committee

SOVEREIGN BANK
/s/ P. Michael Ehlerman
By: P. Michael Ehlerman

/s/ Brian Hard
By: Brian Hard

EXECUTIVE
/s/ Jay S. Sidhu
By: Jay S. Sidhu

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